                                                                    EXHIBIT 99.1

NEWS RELEASE                                                 [TENNECO LOGO]

    Contacts: Jane Ostrander                     Leslie Hunziker
              Media Relations                    Investor Relations
              847 482-5607                       847 482-5042
              jostrander@tenneco.com             lhunziker@tenneco.com

                  TENNECO REPORTS SOLID FOURTH QUARTER EARNINGS
                         AND STRONG OPERATING CASH FLOW
           COMPANY FORECASTS $1 BILLION IN OE BUSINESS GROWTH IN 2007

  o   EPS of 18-cents versus a loss of 45-cents a year ago
  o   EBIT up 75%
  o Year-over-year fourth quarter cash flow from operations improved $93 million to $158 million
  o   16th consecutive quarter of year-over-year adjusted EBITDA improvement
  o   Company anticipates OE business growth of $1 billion in 2007

LAKE FOREST, ILLINOIS, JANUARY 26, 2006 - Tenneco Inc. (NYSE: TEN) reported fourth quarter net income of $8 million, or 18-cents per diluted share, up from a loss of $19 million, or 45-cents per diluted share, in fourth quarter 2004. Adjusted for the items below, net income rose to $13 million, or 28-cents per diluted share, compared with $10 million, or 21-cents per diluted share, a year ago (see the tables attached to the press release, which reconcile GAAP results to non-GAAP results). Cash generated by operations in the quarter was $158 million, compared with $65 million for the same period one year ago. Working capital improvements drove the strong cash performance including $115 million in cash from accounts receivable and $29 million from inventory reductions.

The company's fourth quarter revenue was $1.1 billion, even with last year. Excluding the negative impact of currency and lower margin substrate sales (previously referred to as pass-through catalytic converter sales), quarterly revenue increased 4% compared with the prior year.

EBIT (earnings before interest, taxes and minority interest) was $38 million compared with $21 million in fourth quarter 2004. EBITDA (EBIT before depreciation and amortization) was $81 million, up from $67 million the previous year. On an adjusted basis, EBIT was $53 million, up from $49 million a year ago and EBITDA was $96 million, up $1 million from fourth quarter 2004. For the first time in more than three years, currency, particularly the weakening euro, negatively impacted earnings; EBITDA was reduced by $4 million and EBIT by $2 million, compared to last year.

ADJUSTED FOURTH QUARTER 2005 AND 2004 RESULTS:

                                                                         Q4 2005                             Q4 2004
                                                       -------------------------------------  -------------------------------------
                                                                           Net        Per                        Net          Per
                                                       EBITDA    EBIT    Income      Share    EBITDA    EBIT    Income       Share
                                                       ------    ----    ------     --------  -------   ----    ------     --------
Earnings Measures                                       $ 81     $ 38     $  8      $   0.18   $ 67     $ 21     $(19)     $  (0.45)
Adjustments (reflects non-GAAP measures):
     Restructuring and restructuring related expenses      5        5        3          0.06     28       28       17          0.40
     New Aftermarket customer changeover costs            10       10        7          0.15      -        -        -             -
     Tax adjustments                                       -        -       (5)        (0.11)     -        -      (15)        (0.34)
     Debt issuance cost write off                          -        -        -             -      -        -       27          0.60
                                                        ----     ----     ----      --------   ----     ----     ----      --------
Non-GAAP earnings measures                              $ 96     $ 53     $ 13      $   0.28   $ 95     $ 49     $ 10      $   0.21
                                                        ====     ====     ====      ========   ====     ====     ====      ========


                                     -More-

FOURTH QUARTER 2005 ADJUSTMENTS:
  o Restructuring related expenses of $5 million pre-tax, or 6-cents per diluted share;
  o New aftermarket customer changeover costs of $10 million pre-tax, or 15-cents per diluted share;
  o Tax benefit of $5 million, or 11-cents per diluted share, related to the favorable resolution of foreign tax contingencies.

FOURTH QUARTER 2004 ADJUSTMENTS:
  o Restructuring related expenses of $28 million pre-tax, or 40-cents per diluted share;
  o Tax benefits of $15 million, or 34-cents per diluted share, primarily to recognize benefits related to previous tax losses in foreign operations;
  o Expenses of $42 million pre-tax, or 60-cents per diluted share, for refinancing the company's 11.625% subordinated debt to 8.625%.

Tenneco's fourth quarter results were driven by the company having a good mix of OE business with products on stronger selling vehicles globally, new aftermarket customers in North America and improved aftermarket ride control and emission control volumes in Europe. The company also continues to benefit from its ongoing manufacturing efficiency improvements and successful cost reduction programs including restructuring and discretionary spending controls. These efforts helped offset the negative impact of higher material costs and higher transportation costs due to fuel surcharges.

"Our solid fourth quarter performance reflects our ongoing ability to execute consistent strategies for generating top-line growth, controlling costs and improving operational efficiency," said Mark P. Frissora, chairman, CEO and President, Tenneco. "We were successful in delivering a strong cash quarter as a result of our sharp focus on working capital improvements, particularly in accounts receivables and inventory reduction."

At quarter-end, total debt was $1.378 billion, compared with $1.420 billion the previous year. Debt net of cash was $1.237 billion, a modest increase versus $1.206 billion a year ago, primarily due to OEMs terminating $88 million in advance payment programs earlier in 2005.

The company's gross margin was 18.7%, relatively flat quarter-over quarter, despite the negative impact from higher steel costs and fuel surcharges on transportation costs. These factors offset savings and improved efficiencies from Lean manufacturing, Six Sigma and other cost reduction initiatives.

Total steel cost increases in the fourth quarter were $35 million, which were largely offset by the company's cost reduction efforts, including SGA&E restructuring savings, material cost savings, Six Sigma program savings and Lean manufacturing efficiencies as well as partial steel cost recovery from OE and aftermarket customers. Based on the company's efforts to offset increased steel costs and trends in the steel market, the company doesn't currently anticipate a significant year-over-year impact on operating results in 2006.

Tenneco significantly improved its SGA&E (sales, general, administrative and engineering) expense in the quarter to 11.0% of sales including 1.0% related to aftermarket changeover costs. This was an improvement over fourth quarter 2004 SGA&E of 12.6%, which included 1.7% in restructuring costs. The improvement was driven by cutbacks on discretionary spending and benefits from previously announced restructuring programs.

Tenneco continued to outperform its bank debt covenants in the quarter. At December 31, the leverage ratio was 3.30, lower than the maximum limit of 4.50; the fixed charge ratio was 2.22, exceeding the minimum ratio of 1.10; and the interest coverage ratio was 3.41, exceeding the minimum ratio of 2.00.

NORTH AMERICA
  o North American OE revenue was up 4% to $372 million, versus $358 million a year ago. Excluding the impact of currency and lower margin substrate sales, revenue was up 8%, doubling a 4% market increase in light vehicle production. The increase was driven by the company's platform mix with products on strong selling vehicles and $10 million in motorcycle exhaust sales to Harley Davidson as a result of the company's earlier acquisition of Gabilan.
  o North American aftermarket revenue was $113 million, up 3% year-over-year. Stronger ride control volumes and price increases in both product lines more than offset lower emission control volumes. During the quarter, the company aggressively leveraged its strong market position in North America to win new business from competitors with 12 customers, representing $15 million in annualized revenue. The changeover cost for these new customers was $10 million.
  o EBIT for North American operations was $19 million, versus $22 million in fourth quarter 2004. The decline was primarily due to $10 million in aftermarket changeover costs. Adjusting for these changeover costs and restructuring expenses, EBIT was $31 million, versus $30 million in fourth quarter 2004.

EUROPE, SOUTH AMERICA, INDIA
  o European OE revenue was $352 million, versus $385 million a year ago. Adjusted for currency, lower margin substrate sales and a change in reporting for a customer contract, revenue was up 6%. The increase was driven by the company's position on better selling ride control platforms as well as the production ramp-up of a new commercial vehicle exhaust platform.
  o European aftermarket revenue was $76 million, versus $82 million the previous year. Excluding the impact of currency, revenues increased 3%. This improvement was largely due to stronger ride control volumes and price increases in both product lines.
  o South America and India revenue was $61 million, including $7 million in favorable currency, compared with $50 million a year ago. Stronger OE volumes in both regions and increased South American aftermarket sales drove the increase.
  o EBIT for Europe, South America and India was $13 million, versus a loss of $5 million in 2004 fourth quarter. Excluding fourth quarter restructuring related costs of $3 million in 2005 and $17 million in 2004, EBIT was $16 million versus $12 million a year ago, up 33%. Currency negatively impacted fourth quarter 2005 EBIT by $2 million.

ASIA PACIFIC
  o Asia operations generated $41 million in revenue, versus $31 million a year ago. Revenue growth of 31% was driven by stronger OE volumes in China due to stronger exhaust sales and the launch of a new exhaust and ride control platform.
  o Australian revenue was $49 million, compared with $55 million the previous year. The decline was largely driven by lower market production volumes and a negative currency impact of $2 million.
  o Asia Pacific EBIT was $6 million, up 50% from $4 million a year ago, driven by manufacturing improvements in China. 2004 EBIT included $3 million in restructuring costs.

FULL YEAR 2005 RESULTS
For 2005, Tenneco reported record high revenue of $4.4 billion, driven by its position on strong selling OE platforms globally as well as higher aftermarket sales in North America and Europe. The company reported net income of $58 million, or $1.29 per diluted share, versus 2004 net income of $15 million, or 35-cents per diluted share. Full-year EBIT was $215 million, up from 2004 EBIT of $174 million. EBITDA rose to $392 million from $351 million in 2004.

Adjusted for the items below, including lower interest expense and a change in the reported tax rate, full year net income was $69 million, or $1.52 per diluted share, versus $54 million, or $1.22 per diluted share, in 2004. Adjusted EBIT was $237 million, an increase from $226 million the prior year. Adjusted EBITDA was $414 million, versus $403 million in 2004.

ADJUSTED FULL YEAR 2005 AND 2004 RESULTS:

                                                                       YTD 2005                              YTD 2004
                                                         -----------------------------------    -----------------------------------
                                                                             Net       Per                         Net       Per
                                                         EBITDA    EBIT    Income     Share     EBITDA    EBIT    Income    Share
                                                         ------    ----    ------   --------    ------    ----    ------   --------
Earnings Measures                                         $392     $215     $ 58    $   1.29     $351     $174     $ 15    $   0.35

Adjustments (reflects non-GAAP measures):
     Restructuring and restructuring related expenses       12       12        8        0.17       40       40       25        0.56
     New Aftermarket customer changeover costs              10       10        7        0.15        8        8        5        0.12
     Consulting fees indexed to stock price                  -        -        -           -        4        4        3        0.06
     Tax adjustments                                         -        -       (4)      (0.09)       -        -      (21)      (0.47)
     Debt issuance cost write off                            -        -        -           -        -        -       27        0.60
                                                          ----     ----     ----    --------     ----     ----     ----    --------
Non-GAAP earnings measures                                $414     $237     $ 69    $   1.52     $403     $226     $ 54    $   1.22
                                                          ====     ====     ====    ========     ====     ====     ====    ========


FULL-YEAR 2005 ADJUSTMENTS:
  o Restructuring and related expenses of $12 million pre-tax, or 17-cents per diluted share;
  o Aftermarket changeover costs of $10 million, or 15-cents per diluted share;
  o  Tax benefits of $4 million, or 9-cents per diluted share.

FULL-YEAR 2004 ADJUSTMENTS:
  o Restructuring and related expenses of $40 million pre-tax, or 56-cents per share, to improve manufacturing efficiency and reduce costs;
  o Expenses of $8 million, or 12-cents per diluted share, associated with changeover costs for a new aftermarket customer;
  o Expenses of $4 million pre-tax, or 6-cents per diluted share, for consulting fees indexed to the stock price based on a 1999 agreement for implementing EVA(R);
  o   Tax benefits of $21 million or 47-cents per diluted share;
  o Expenses of $42 million pre-tax, or 60-cents per diluted share for refinancing the company's subordinated debt.

Gross margin for the year was 19.3% versus 20.1% a year ago, largely impacted by higher material costs. The company reported SGA&E for the year of 10.5% of sales, including 0.2% in aftermarket changeover costs, compared with 11.7% in 2004, which included 0.6% primarily related to restructuring costs. In 2005, Tenneco realized $32 million in savings from Six Sigma programs and $35 million in incremental savings from restructuring actions.

"We had a very successful year in 2005 and were able to maintain positive momentum with solid year-over-year earnings and operational improvements in the face of difficult conditions including material price increases, the cancellation of our advance payment programs and an uncertain operating environment," said Frissora. "We also strengthened our growth prospects by winning significant new business including contracts in our targeted growth areas of diesel aftertreatment and electronic suspension systems."

2006 OUTLOOK
In 2006, Tenneco plans to continue growing its businesses with advanced technologies and by expanding in new markets and with fast-growing customers. At the same time, the company will continue its intense focus on controlling costs, improving operational efficiency and leveraging its global supply chain spending. The company's goals include maintaining SGA&E as a percent of sales below 10.3%; achieving a net debt/EBITDA ratio of 2.8x; and generating at least $300 million in new annual business.

Tenneco estimates that its global original equipment revenues will be approximately $3.5 billion in 2006 and $4.5 billion in 2007. Adjusted for lower margin substrate sales, the company's global original equipment revenues are estimated to be approximately $2.7 billion in 2006 and $3.1 billion in 2007. These revenue estimates are based on original equipment manufacturers' programs that have been formally awarded to the company; programs where the company is highly confident that it will be awarded business based on informal customer indications consistent with past practices; Tenneco's status as supplier for the existing program and its relationship with the customer; and the actual original equipment revenues achieved by the company for each of the last several years compared to the amount of those revenues that the company estimated it would generate at the beginning of each year. These revenue estimates are also based on anticipated vehicle production levels and pricing, including precious metals pricing and the implementation of certain actions to recover a portion of material cost increases. The revenue estimates assume that foreign currency exchange rates will remain constant over the entire period.

"The operating environment for automotive supply companies remains as challenging as ever with a lot of uncertainty in the North American markets," said Frissora. "Our formula for success remains unchanged. We will continue focusing on those areas within our control, executing with discipline on the fundamentals and maintaining a relentless focus on controlling costs. We should also continue to benefit from our balance and diversification in terms of products, markets served and our customer base as well as from a strong new product and technology pipeline designed to help Tenneco win incremental OE and aftermarket business."


Attachment 1:
Statements of Income - 3 Months
Statements of Income - 12 Months
Balance Sheet
Statements of Cash Flow

Attachment 2:
Reconciliation of GAAP Net Income to EBITDA - 3 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 3 Months
Reconciliation of GAAP Revenues to Non-GAAP Revenue Measures - 3 Months Reconciliation of GAAP Net Income to EBITDA - 12 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 12 Months
Reconciliation of GAAP Revenues to Non-GAAP Revenue Measures - 12 Months

CONFERENCE CALL
The company will host a conference call on Thursday, January 26, 2006 at 2:00 p.m. EST. The dial in number is 888-790-1408 (domestic) or 1-773-756-0157 (international). The pass code is Tenneco. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on January 26, 2006. To access this recording, dial 866-365-3371 domestic or 203-369-0098 international. The purpose of the call is to discuss the company's operations for the fourth quarter, as well as other matters that may impact the company's outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

2006 ANNUAL MEETING
The Tenneco board of directors has scheduled the corporation's annual meeting of shareholders for Tuesday, May 9, 2006 at 10:00 a.m. CDT. The meeting will be held at the corporate headquarters, 500 North Field Drive, Lake Forest, Illinois. The record date for shareholders to vote at the meeting is March 14, 2006.

Tenneco is a $4.4 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.

This press release contains forward-looking statements. Words such as "estimates," "continue," "will," "plans," "outlook" and "goal" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products;

(ii) the overall highly competitive nature of the automotive parts industry, including pricing pressure from the company's OE customers and the loss of any awards of business, or the failure to obtain new awards of business, from our large customers, on which we are dependent for a substantial portion of our revenues; for example, Ford, from whom the company derived 12% of its 2005 net sales, recently announced a plan to significantly reduce the number of its global suppliers. While the company currently believes that its relationship with Ford will not be impacted by this plan, any significant reduction in sales to Ford could have a material adverse effect on the company;

(iii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;

(iv) increases in the costs of raw materials, including the company's ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(v) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;

(vi) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(vii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;

(viii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

(ix) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt;

(x) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations;

(xi) workforce factors such as strikes or labor interruptions;

(xii) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xiii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;

(xiv) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xvi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2004. Further information can be found on the company's web site at www.tenneco.com.


                                       ###

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited

                         THREE MONTHS ENDED DECEMBER 31,
                      (Millions except per share amounts)


                                                                  2005                 2004
                                                               -----------          -----------
Net sales and operating revenues                               $    1,064           $    1,071
                                                               ===========          ===========
Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)              865  (a)             870  (d)
   Engineering, Research and Development                               19                   20
   Selling, General and Administrative                                 98  (a)(b)          115  (d)
   Depreciation and Amortization of Other Intangibles                  43                   46
                                                               -----------          -----------
          Total Costs and Expenses                                  1,025                1,051
                                                               ===========          ===========

Gain on sale of assets                                                  -                    1
Loss on sale of receivables                                            (1)                   -
                                                               -----------          -----------
Total Other Income (Expense)                                           (1)                   1
                                                               -----------          -----------

Income before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                       19  (a)(b)           22  (d)
   Europe & South America                                              13  (a)              (5) (d)
   Asia Pacific                                                         6                    4  (d)
                                                               -----------          -----------
                                                                       38                   21
Less:
   Interest expense (net of
     interest capitalized)                                             33                   75  (e)
   Income tax benefit                                                  (4) (c)             (35) (f)
   Minority interest                                                    1                    -
                                                               -----------          -----------
Net income (Loss)                                              $        8           $      (19)
                                                               ===========          ===========

Average common shares outstanding:
   Basic                                                             43.5                 42.2
                                                               ===========          ===========
   Diluted                                                           45.6                 44.7
                                                               ===========          ===========

Earnings per share of common stock:
   Basic                                                       $     0.19           $    (0.45)
                                                               ===========          ===========

   Diluted                                                     $     0.18           $    (0.45)
                                                               ===========          ===========


(a) Includes restructuring and restructuring related charges of $5 million pre-tax, $3 million after-tax or $0.06 per share. Of the adjustment $4 million is recorded in cost of sales and the remaining $1 million is in SG&A. Geographically, $3 million is recorded in Europe and South America and $2 million in North America.

(b) Includes changeover costs for new aftermarket customers of $10 million pre-tax, $7 million after-tax or $0.15 per share. The adjustment is recorded in SG&A. Geographically, the entire amount is recorded in North America.

(c) Includes a $5 million or $0.11 per share tax benefit primarily related to favorable resolution of foreign tax contingencies.

(d) Includes restructuring and restructuring related charges of $28 million pre-tax, $17 million after-tax or $0.40 per share. Of the adjustment $18 million is recorded in SG&A and the remaining $10 million is in cost of sales. Geographically, $8 million is recorded in North America, $17 million in Europe and South America and $3 million in Asia Pacific.

(e) Includes a pre-tax expense of $42 million, $27 million after-tax or $0.60 per share related to the call premium fee, additional interest expense and the write off of debt issuance costs that related to the $500 million bond refinancing in November of 2004.

(f) Includes a $15 million or $0.34 per share tax benefit primarily to recognize benefits related to previous tax losses in foreign operations.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited

                        TWELVE MONTHS ENDED DECEMBER 31,
                      (Millions except per share amounts)


                                                                              2005              2004
                                                                           ----------        ----------
Net sales and operating revenues                                           $   4,441         $   4,213  (d)
                                                                           ==========        ==========

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)                       3,583  (a)        3,368  (e)
   Engineering, Research and Development                                          83                76
   Selling, General and Administrative                                           385  (a)(b)       417  (d)(e)(f)
   Depreciation and Amortization of Other Intangibles                            177               177
                                                                           ----------        ----------
          Total Costs and Expenses                                             4,228             4,038
                                                                           ==========        ==========

Gain on sale of assets                                                             -                 1
Loss on sale of receivables                                                       (3)               (1)
Other Income (Expense)                                                             5                (1)
                                                                           ----------        ----------
Total Other Income (Expense)                                                       2                (1)
                                                                           ----------        ----------

Income before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                                 145  (a)(b)       133  (d)(e)(f)
   Europe & South America                                                         54  (a)           21  (e)(f)
   Asia Pacific                                                                   16                20  (e)(f)
                                                                           ----------        ----------
                                                                                 215               174
Less:
   Interest expense (net of
     interest capitalized)                                                       130               179  (g)
   Income tax expense (Benefit)                                                   25  (c)          (24) (h)
   Minority interest                                                               2                 4
                                                                           ----------        ----------
Net income                                                                 $      58         $      15
                                                                           ==========        ==========

Average common shares outstanding:
   Basic                                                                        43.1              41.5
                                                                           ==========        ==========
   Diluted                                                                      45.3              44.2
                                                                           ==========        ==========

Earnings per share of common stock:
   Basic                                                                   $    1.35         $    0.37
                                                                           ==========        ==========

   Diluted                                                                 $    1.29         $    0.35
                                                                           ==========        ==========


(a) Includes restructuring and restructuring related charges of $12 million pre-tax, $8 million after tax or $0.17 per share. Of the adjustment $10 million is recorded in cost of sales and $2 million is in SG&A. Geographically, $4 million is recorded in North America and $8 million in Europe and South America.

(b) Includes changeover costs for new aftermarket customers of $10 million pre-tax, $7 million after-tax or $0.15 per share. The adjustment is recorded in SG&A. Geographically, the entire amount is recorded in North America.

(c) Includes a $4 million or $0.09 per share tax benefit primarily related to favorable resolution of foreign tax contingencies.

(d) Includes changeover costs for a new aftermarket customer acquired in the first quarter of $8 million pre-tax, $5 million after-tax or $0.12 per share. Of the adjustment $6 million is recorded in Sales and $2 million is recorded in SG&A. Geographically all of the charge is recorded in North America.

(e) Includes restructuring and restructuring related charges of $40 million pre-tax, $25 million after tax or $0.56 per share. Of the adjustment $20 million is recorded in SG&A and the remaining $20 million is in cost of sales. Geographically, $11 million is recorded in North America, $26 million in Europe and South America and $3 million in Asia Pacific.

(f) Includes consulting fees indexed to stock price of $4 million pre-tax, $3 million after-tax or $0.06 per share. The entire charge is recorded in SG&A. Geographically $2 million of the charge is recorded in North America, $1 million in Europe and South America and $1 million in Asia Pacific.

(g) Includes a pre-tax expense of $42 million, $27 million after-tax or $0.60 per share related to the call premium fee, additional interest expense and the write off of debt issuance costs that related to the $500 million bond refinancing in November of 2004.

(h) Includes a $21 million or $0.47 per share tax benefit related to the resolution of outstanding tax issues and to recognize benefits related to previous tax losses in foreign operations.

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                                  BALANCE SHEET
                                   (Unaudited)
                                   (Millions)


                                                                 December 31, 2005        December 31, 2004
                                                                 -----------------        -----------------
 Assets

       Cash and Cash Equivalents                                    $      141                $      214

       Receivables, Net                                                    543                       488

       Inventories                                                         360                       396

       Other Current Assets                                                153                       194

       Other Noncurrent Assets                                             700                       693

       Plant, Property, and Equipment, Net                               1,043                     1,134
                                                                    ----------                ----------

       Total Assets                                                 $    2,940                $    3,119
                                                                    ==========                ==========


Liabilities and Shareholders' Equity

       Short-Term Debt                                              $       22                $       19

       Accounts Payable                                                    651                       696

       Accrued Taxes                                                        31                        24

       Accrued Interest                                                     38                        35

       Other Current Liabilities                                           237                       273

       Long-Term Debt                                                    1,356                     1,401

       Deferred Income Taxes                                                86                       126

       Deferred Credits and Other Liabilities                              366                       362

       Minority Interest                                                    24                        24

       Total Shareholders' Equity                                          129                       159
                                                                    ----------                ----------

       Total Liabilities and Shareholders' Equity                   $    2,940                $    3,119
                                                                    ==========                ==========


                                                                 December 31, 2005        December 31, 2004
                                                                 -----------------        -----------------
(a)  Accounts Receivables net of:

       Accounts Receivable securitization programs                  $      129                $      124
       Receivables collected under advance payment programs         $        -                $      132

                                                                 December 31, 2005        December 31, 2004
                                                                 -----------------        -----------------
(b)  Long term debt composed of:
       Term loan B (Due 2010)                                       $      356                $      392
       10.25% senior notes (Due 2013)                                      489                       490
       8.625% subordinated notes (Due 2014)                                500                       500
       Other long term debt                                                 11                        19
                                                                    ----------                ----------
                                                                    $    1,356                $    1,401
                                                                    ==========                ==========

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)


                                                                                   TWELVE MONTHS ENDED
                                                                                        DECEMBER 31,
                                                                              -----------------------------
                                                                                2005                 2004
                                                                              --------             --------
Operating activities:
  Net income                                                                  $     58             $     15
  Adjustments to reconcile net income
   to net cash provided (used) by operating activities -
    Depreciation and amortization of other intangibles                             177                  177
    Deferred income taxes                                                            -                  (58)
    (Gain)/loss on sale of assets, net                                               3                    -
    Changes in components of working capital (net of acquisition)-
      (Inc.)/dec. in receivables                                                   (94)                  (4)
      (Inc.)/dec. in inventories                                                     7                  (22)
      (Inc.)/dec. in prepayments and other current assets                            5                   (4)
      Inc./(dec.) in payables                                                        1                   53
      Inc./(dec.) in taxes accrued                                                  13                    2
      Inc./(dec.) in interest accrued                                                4                   (7)
      Inc./(dec.) in other current liabilities                                     (16)                  27
    Other                                                                          (38)                  21
                                                                              --------             --------
Net cash provided by operating activities                                          120                  200

Investing activities:
  Net proceeds from sale of assets                                                   4                   15
  Expenditures for plant, property & equipment                                    (144)                (130)
  Acquisition of business                                                          (14)                   -
  Investments and other                                                              1                   (1)
                                                                              --------             --------
Net cash used by investing activities                                             (153)                (116)
                                                                              --------             --------

Financing activities:
  Issuance of common shares                                                          7                   10
  Issuance of long-term debt                                                         1                  500
  Debt issuance costs on long-term debt                                              -                  (13)
  Retirement of long-term debt                                                     (45)                (508)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                                      1                   (1)
                                                                              --------             --------
Net cash used by financing activities                                              (36)                 (12)
                                                                              --------             --------

Effect of foreign exchange rate changes on cash and
  cash equivalents                                                                  (4)                  (3)
                                                                              --------             --------

Inc./(dec.) in cash and cash equivalents                                           (73)                  69
Cash and cash equivalents, January 1                                               214                  145
                                                                              --------             --------
Cash and cash equivalents, December 31                                        $    141             $    214
                                                                              ========             ========

Cash paid during the period for interest                                      $    126             $    185
Cash paid during the period for income taxes                                  $     23             $     18

Non-cash Investing and Financing Activities
Retirement of obligation and exchange of property                                  (2)                    -

                                                                    ATTACHMENT 2


                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited


                                                                               Q4 2005
                                                               ----------------------------------------
                                                                 North     Europe     Asia
                                                                America    & SA      Pacific    Total
                                                               ---------  -------   ---------  --------
Net income                                                                                     $     8

Minority interest                                                                                    1

Income tax expense                                                                                  (4)

Interest expense (net of interest capitalized)                                                      33
                                                                                               --------

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                                 19       13           6        38

Depreciation and amortization of other intangibles                   23       18           2        43
                                                               ---------  -------   ---------  --------

Total EBITDA(2)                                                $     42   $   31    $      8   $    81
                                                               =========  =======   =========  ========

                                                                               Q4 2004
                                                               ----------------------------------------
                                                                 North     Europe     Asia
                                                                America    & SA      Pacific    Total
                                                               ---------  -------   ---------  --------
Net income                                                                                     $   (19)

Minority interest                                                                                    -

Income tax expense                                                                                 (35)

Interest expense (net of interest capitalized)                                                      75
                                                                                               --------

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                                 22       (5)          4        21

Depreciation and amortization                                        23       20           3        46
                                                               ---------  -------   ---------  --------

Total EBITDA                                                   $     45   $   15    $      7   $    67
                                                               =========  =======   =========  ========


(1) Generally Accepted Accounting Principles

(2)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Inc. has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Inc. believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Inc. also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited

                                                                    Q4 2005                                 Q4 2004
                                                    --------------------------------------- ----------------------------------------
                                                    EBITDA(3)  EBIT   Net Income  Per Share EBITDA(3)   EBIT    Net Income Per Share
                                                    ---------  -----  ----------  --------- ---------  -------  ---------- ---------
Earnings Measures                                   $     81   $  38  $       8   $   0.18  $     67   $   21   $     (19) $  (0.45)

Adjustments (reflects non-GAAP measures):
   Restructuring and restructuring related expenses        5       5          3       0.06        28       28          17      0.40
   New Aftermarket customer changeover costs              10      10          7       0.15         -        -
   Tax adjustments                                         -       -         (5)     (0.11)        -        -         (15)    (0.34)
   Debt issuance cost write off                            -       -          -          -         -        -          27      0.60
                                                    ---------  ------ ----------  --------- ---------  -------  ---------- ---------
Non-GAAP earnings measures                          $     96   $  53  $      13   $   0.28  $     95   $   49   $      10  $   0.21
                                                    =========  ====== ==========  ========= =========  =======  ========== =========


                                                                                                             Q4 2005
                                                                                            ----------------------------------------
                                                                                              North     Europe     Asia
                                                                                             America    & SA     Pacific     Total
                                                                                            ---------  -------  ---------- ---------
EBIT                                                                                        $     19   $   13   $       6  $     38
   Restructuring and restructuring related expenses                                                2        3           -         5
   New Aftermarket customer changeover costs                                                      10        -           -        10
                                                                                            ---------  -------  ---------- ---------
Adjusted EBIT                                                                               $     31   $   16   $       6  $     53
                                                                                            =========  =======  ========== =========


                                                                                                            Q4 2004
                                                                                            ----------------------------------------
                                                                                              North     Europe     Asia
                                                                                             America    & SA     Pacific     Total
                                                                                            ---------  -------  ---------- ---------
EBIT                                                                                        $     22   $   (5)  $       4  $     21
   Restructuring and restructuring related expenses                                                8       17           3        28
                                                                                            ---------  -------  ---------- ---------
Adjusted EBIT                                                                               $     30   $   12   $       7  $     49
                                                                                            =========  =======  ========== =========


(1) Generally Accepted Accounting Principles

(2) Tenneco Inc. presents the above reconciliation of GAAP to non-GAAP earnings measures in order to reflect the results for the fourth quarters of 2005 and 2004 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Inc. has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Inc. believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Inc. also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                  TENNECO INC.
           RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                    Unaudited


                                                                    Q4 2005
                                            ------------------------------------------------------
                                                                           Substrate   Revenues
                                                                             Sales     Excluding
                                                                Revenues   Excluding   Currency
                                                       Currency Excluding  Currency  and Substrate
                                            Revenues    Impact  Currency    Impact       Sales
                                            --------   -------- -------- ----------- -------------
North America Original Equipment
    Ride Control                            $   117    $     -  $   117   $       -   $       117
    Exhaust                                     255          1      254          68           186
                                            --------   -------- --------  ----------  ------------
    Total North America Original Equipment      372          1      371          68           303

North America Aftermarket
    Ride Control                                 77          -       77           -            77
    Exhaust                                      36          -       36           -            36
                                            --------   -------- --------  ----------  ------------
    Total North America Aftermarket             113          -      113           -           113

Total North America                             485          1      484          68           416

Europe Original Equipment
    Ride Control                                 87 (a)     (8)      95           -            95 (a)
    Exhaust                                     265        (29)     294          90           204
                                            --------   -------- --------  ----------  ------------
    Total Europe Original Equipment             352        (37)     389          90           299

Europe Aftermarket
    Ride Control                                 35         (3)      38           -            38
    Exhaust                                      41         (5)      46           -            46
                                            --------   -------- --------  ----------  ------------
    Total Europe Aftermarket                     76         (8)      84           -            84

South America & India                            61          7       54           5            49

Total Europe & South America                    489        (38)     527          95           432

Asia                                             41         (1)      42           9            33

Australia                                        49         (2)      51           6            45
                                            --------   -------- --------  ----------  ------------

Total Asia Pacific                               90         (3)      93          15            78

Total Tenneco Inc.                          $ 1,064    $   (40) $ 1,104   $     178   $       926
                                            ========   ======== ========  ==========  ============

                                                                   Q4 2004
                                            ------------------------------------------------------
                                                                           Substrate   Revenues
                                                                             Sales     Excluding
                                                                Revenues   Excluding   Currency
                                                       Currency Excluding  Currency  and Substrate
                                            Revenues    Impact  Currency    Impact       Sales
                                            --------   -------- -------- ----------- -------------
North America Original Equipment
    Ride Control                            $   109    $     -  $   109   $       -   $       109
    Exhaust                                     249          -      249          77           172
                                            --------   -------- --------  ----------  ------------
    Total North America Original Equipment      358          -      358          77           281

North America Aftermarket
    Ride Control                                 74          -       74           -            74
    Exhaust                                      36          -       36           -            36
                                            --------   -------- --------  ----------  ------------
    Total North America Aftermarket             110          -      110           -           110

Total North America                             468          -      468          77           391

Europe Original Equipment
    Ride Control                                 99 (a)      -       99           -            99 (a)
    Exhaust                                     286          -      286          89           197
                                            --------   -------- --------  ----------  ------------
    Total Europe Original Equipment             385          -      385          89           296

Europe Aftermarket
    Ride Control                                 36          -       36           -            36
    Exhaust                                      46          -       46           -            46
                                            --------   -------- --------  ----------  ------------
    Total Europe Aftermarket                     82          -       82           -            82

South America & India                            50          -       50           4            46

Total Europe & South America                    517          -      517          93           424

Asia                                             31          -       31           9            22

Australia                                        55          -       55           4            51
                                            --------   -------- --------  ----------  ------------

Total Asia Pacific                               86          -       86          13            73

Total Tenneco Inc.                          $ 1,071    $     -  $ 1,071   $     183   $       888
                                            ========   ======== ========  ==========  ============



Tenneco Inc. presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. While Tenneco Inc. original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco Inc. uses this information to analyze the trend in revenues before these factors. Tenneco Inc. believes investors find this information useful in understanding period to period comparisons in the company's revenues.

(a) Beginning in the second quarter of 2005, Tenneco Inc. changed its accounting for a customer contract in its European OE Ride Control unit. The cost of sales for this contract are now netted against the revenues, reducing reported revenues and cost of sales. In the fourth quarter of 2004, Tenneco Inc. recorded $15 million in revenues for this contract.

                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited

                                                                                   YTD 2005
                                                                    --------------------------------------
                                                                      North    Europe     Asia
                                                                     America    & SA    Pacific    Total
                                                                    --------- --------  --------  --------
Net income                                                                                        $    58

Minority interest                                                                                       2

Income tax expense                                                                                     25

Interest expense (net of interest capitalized)                                                        130
                                                                                                  --------

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                                     145       54        16       215

Depreciation and amortization of other intangibles                        91       75        11       177
                                                                    --------- --------  --------  --------

Total EBITDA(2)                                                     $    236  $   129   $    27   $   392
                                                                    ========= ========  ========  ========


                                                                                  YTD 2004
                                                                    --------------------------------------
                                                                      North    Europe     Asia
                                                                     America    & SA    Pacific    Total
                                                                    --------- --------  --------  --------
Net income                                                                                        $    15

Minority interest                                                                                       4

Income tax expense                                                                                    (24)

Interest expense (net of interest capitalized)                                                        179
                                                                                                  --------

EBIT, Income before interest expense, income taxes
and minority interest (GAAP measure)                                     133       21        20       174

Depreciation and amortization                                             94       72        11       177
                                                                    --------- --------  --------  --------

Total EBITDA                                                        $    227  $    93   $    31   $   351
                                                                    ========= ========  ========  ========


(1) Generally Accepted Accounting Principles

(2)EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Inc. has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Inc. believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Inc. also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited


                                                                    YTD 2005                                YTD 2004
                                                    ---------------------------------------- ---------------------------------------
                                                    EBITDA(3)  EBIT    Net Income  Per Share EBITDA(3)  EBIT    Net Income Per Share
                                                    --------- -------- ----------  --------- --------- -------- ---------- ---------
Earnings Measures                                   $    392  $   215  $      58   $   1.29  $    351  $   174   $    15   $  0.35

Adjustments (reflects non-GAAP measures):
   Restructuring and restructuring related expenses       12       12          8       0.17        40       40        25      0.56
   New Aftermarket customer changeover costs              10       10          7       0.15         8        8         5      0.12
   Consulting fees indexed to stock price                  -        -          -          -         4        4         3      0.06
   Tax adjustments                                         -        -         (4)     (0.09)        -        -       (21)    (0.47)
   Debt issuance cost write off                            -        -          -          -         -        -        27      0.60
                                                    --------- -------- ----------  --------- --------- --------  --------  --------
Non-GAAP earnings measures                          $    414  $   237  $      69   $   1.52  $    403  $   226   $    54   $  1.22
                                                    ========= ======== ==========  ========= ========= ========  ========  ========

                                                                                                            YTD 2005
                                                                                             --------------------------------------
                                                                                               North    Europe     Asia
                                                                                              America    & SA    Pacific     Total
                                                                                             --------- --------  --------  --------
EBIT                                                                                         $    145  $    54   $    16   $   215
   Restructuring and restructuring related expenses                                                 4        8         -        12
   New Aftermarket customer changeover costs                                                       10        -         -        10
                                                                                             --------- --------  --------  --------
Adjusted EBIT                                                                                $    159  $    62   $    16   $   237
                                                                                             ========= ========  ========  ========


                                                                                                            YTD 2004
                                                                                             --------------------------------------
                                                                                               North    Europe     Asia
                                                                                              America    & SA    Pacific     Total
                                                                                             --------- --------  --------  --------
EBIT                                                                                         $    133  $    21   $    20   $   174
   Restructuring and restructuring related expenses                                                11       26         3        40
   New Aftermarket customer changeover costs                                                        8        -         -         8
   Consulting fees indexed to stock price                                                           2        1         1         4
                                                                                             --------- --------  --------  --------
Adjusted EBIT                                                                                $    154  $    48   $    24   $   226
                                                                                             ========= ========  ========  ========



(1) Generally Accepted Accounting Principles

(2) Tenneco Inc. presents the above reconciliation of GAAP to non-GAAP earnings measures in order to reflect the results for the twelve months of 2005 and 2004 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that have a disproportionate positive or negative impact on the company's financial results in any particular period.


(3)See Reconciliation of GAAP Net Income to EBITDA on previous page. EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Inc. has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco Inc. believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Inc. also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of calculation.

                                  TENNECO INC.
           RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES
                                    Unaudited


                                                        Twelve Months Ended December 31, 2005
                                               -----------------------------------------------------
                                                                             Substrate    Revenues
                                                                               Sales      Excluding
                                                                   Revenues  Excluding    Currency
                                                         Currency  Excluding Currency   and Substrate
                                               Revenues   Impact   Currency   Impact        Sales
                                               --------  --------  --------- ---------- -------------
North America Original Equipment
    Ride Control                               $   495    $    -   $  495   $       -   $       495
    Exhaust                                      1,011         9    1,002         272           730
                                               --------   -------  -------  ----------  ------------
    Total North America Original Equipment       1,506         9    1,497         272         1,225

North America Aftermarket
    Ride Control                                   361         -      361           -           361
    Exhaust                                        161         -      161           -           161
                                               --------   -------  -------  ----------  ------------
    Total North America Aftermarket                522         -      522           -           522


Total North America                              2,028         9    2,019         272         1,747

Europe Original Equipment
    Ride Control                                   378 (a)    11      367           -           367 (a)
    Exhaust                                      1,078        (2)   1,080         326           754
                                               --------   -------  -------  ----------  ------------
    Total Europe Original Equipment              1,456         9    1,447         326         1,121

Europe Aftermarket
    Ride Control                                   169         -      169           -           169
    Exhaust                                        195        (1)     196           -           196
                                               --------   -------  -------  ----------  ------------
    Total Europe Aftermarket                       364        (1)     365           -           365

South America & India                              233        25      208          18           190

Total Europe & South America                     2,053        33    2,020         344         1,676

Asia                                               149         -      149          43           106

Australia                                          211         7      204          19           185
                                               --------   -------  -------  ----------  ------------

Total Asia Pacific                                 360         7      353          62           291

Total Tenneco Inc.                             $ 4,441    $   49   $ 4,392  $     678   $     3,714
                                               ========   =======  =======  ==========  ============


                                                       Twelve Months Ended December 31, 2004
                                               -----------------------------------------------------
                                                                             Substrate    Revenues
                                                                               Sales      Excluding
                                                                   Revenues  Excluding    Currency
                                                         Currency  Excluding Currency   and Substrate
                                               Revenues   Impact   Currency   Impact        Sales
                                               --------  --------  --------- ---------- -------------
North America Original Equipment
    Ride Control                               $   455    $    -   $  455   $       -   $       455
    Exhaust                                      1,001         -    1,001         320           681
                                               --------   -------  -------  ----------  ------------
    Total North America Original Equipment       1,456         -    1,456         320         1,136

North America Aftermarket
    Ride Control                                   342         -      342           -           342
    Exhaust                                        161         -      161           -           161
                                               --------   -------  -------  ----------  ------------
    Total North America Aftermarket                503         -      503           -           503

Total North America                              1,959         -    1,959         320         1,639

Europe Original Equipment
    Ride Control                                   356 (a)     -      356           -           356 (a)
    Exhaust                                      1,005         -    1,005         321           684
                                               --------   -------  -------  ----------  ------------
    Total Europe Original Equipment              1,361         -    1,361         321         1,040

Europe Aftermarket
    Ride Control                                   169         -      169           -           169
    Exhaust                                        190         -      190           -           190
                                               --------   -------  -------  ----------  ------------
    Total Europe Aftermarket                       359         -      359           -           359

South America & India                              171         -      171          15           156

Total Europe & South America                     1,891         -    1,891         336         1,555

Asia                                               158         -      158          54           104

Australia                                          205         -      205          16           189
                                               --------   -------  -------  ----------  ------------

Total Asia Pacific                                 363         -      363          70           293

Total Tenneco Inc.                             $ 4,213    $    -   $ 4,213  $     726   $     3,487
                                               ========   =======  =======  ==========  ============

Tenneco Inc. presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. While Tenneco Inc. original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco Inc. uses this information to analyze the trend in revenues before these factors. Tenneco Inc. believes investors find this information useful in understanding period to period comparisons in the company's revenues.

(a) Beginning in the second quarter of 2005, Tenneco Inc. changed its accounting for a customer contract in its European OE Ride Control unit. The cost of sales for this contract are now netted against the revenues, reducing reported revenues and cost of sales. In the second, third and fourth quarters of 2004, Tenneco Inc. recorded $42 million in revenues for this contract.